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                                                                   Exhibit 5.1

            [LETTERHEAD OF SHAW, PITTMAN, POTTS & TROWBRIDGE]

                                       June 18, 1996


Chevy Chase Bank, F.S.B.
8401 Connecticut Avenue
Chevy Chase, Maryland  20815

     Re:  Chevy Chase Auto Receivables Trust 1996-1
          Auto Receivables Backed Certificates
          Registration on Form S-3 (Registration
          Nos. 333-04375 and 333-04375-01)
          ------------------------------------------

Dear Sirs:

     We have acted as your counsel in connection with the above-referenced Registration Statement on Form S-3, as amended by Amendment No. 1 thereto ("Amendment No. 1" and together with such Registration Statement, the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the Chevy Chase Auto Receivables Trust 1996-1 Auto Receivables Backed Certificates (the "Certificates"). The Certificates will be issued pursuant to a Pooling and Servicing Agreement (the "Pooling Agreement"), a form of which is to be filed as Exhibit 4.1 to Amendment No. 1, to be entered into between Chevy Chase Bank, F.S.B. (the "Bank") and First Bank National Association, as trustee (the "Trustee").

     We have made such investigations of law as we deemed appropriate, have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Bank, certificates of officers of the Bank and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.


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Chevy Chase Bank, F.S.B.
June 18, 1996
Page 2


     In rendering the opinions herein, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or specimens and the authenticity of the originals of such documents submitted as copies or specimens. As to any facts material to such opinions that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Bank.

     Based upon the foregoing, we are of the opinion that when:

     1.  the Registration Statement shall become effective under the Act,

     2. the Pooling Agreement shall have been duly authorized by all necessary corporate action and have been duly executed and delivered by the parties thereto,

     3. the Certificates shall have been duly authorized by all necessary corporate action and have been duly executed and authenticated by the Trustee in accordance with the Pooling Agreement and delivered by the Bank in accordance with the Underwriting Agreement among the Bank and the Underwriters named therein (the "Underwriting Agreement"), and

     4. The Bank shall have received the agreed purchase price for the Certificates in accordance with the Underwriting Agreement,

the Certificates will be fully paid and non-assessable, validly issued and outstanding and will be entitled to the benefits of the Pooling Agreement.

     We are licensed to practice law in the State of New York, and nothing contained herein shall be construed to be an opinion as to any laws other than the laws of the State of New York and federal laws. The Pooling Agreement and the Certificates are governed by New York law.


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Chevy Chase Bank, F.S.B.
June 18, 1996
Page 3

     We consent to the use of this opinion in the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the caption "Legal Matters."

                                       Very truly yours,



                                       /s/ Shaw, Pittman, Potts & Trowbridge